Exhibit 10.14 - Strategic Relationship & Supply Agreement –NutraGenesis LLC April 16,2008

NUTRAGENESIS
Innovations in Functional Nutrition*

Strategic Relationship and Supply Agreement by and between NutraGenesis LLC and Attitude Drink Company, Inc.

NutraGenesis LLC, herein referred to as "NutraGenesis" is a developer, marketer and distributor of proprietary nutraceutical bulk branded raw materials designed for the dietary supplement, food and beverage and cosmeceutical industries.

Attitude Drink Company, Inc. herein referred to as "Attitude" is a developer, brander and marketer of functional ready to drink beverages and specialty dietary supplements. Attitude or its appointed agent currently purchases Essentra® functional nutraceutical from NutraGenesis for use in its products.

NutraGenesis agrees that it will supply Essentra® to Attitude, or its appointed agent for use in its proprietary nutritional blend, for as long as Attitude, or its agent on behalf of Attitude, wishes to purchase and utilize Essentra® in Attitude products. NutraGenesis agrees that it will not enter into any agreement with a third party that would in any way Interrupt or prevent NutraGenesis from continuing to supply Essentra® to Attitude or its appointed agent for use in its products at levels needed to meet Attitude's production demands, In the event that NutraGenesis refuses to sell directly to any specific agent of Attitude, Attitude will buy Essentra directly from NutraGenesis or appoint another agent,

As NutraGenesis develops and commercializes additional new ingredients NutraGenesis agrees that Attitude will be shown the new NutraGenesis Ingredients prior to the new products being formally introduced into the marketplace thereby allowing Attitude a strategic advantage to utilize the new ingredients in new Attitude products, Attitude is under no obligation to purchase said new ingredients but will be given a preview of new ingredients prior to their introduction Into the marketplace. NutraGenesis agrees that it will supply the future ingredients to Attitude, or Its appointed agent, should Attitude decide to purchase the new ingredients for as long as Attitude wishes to purchases and utilize the new ingredients in Attitude products. NutraGenesis agrees that it will not enter into any agreement with a third party that would In any way interrupt or prevent NutraGenesis from continuing to supply the new ingredients to Attitude for use In its products at levels needed to meet Attitudes production demands,

In return for the loyalty and partnership exemplified in the above commitment, Attitude shall Issue 100,000 warrants to NutraGenesis at a strike price of $.75 expiring in 5 years at the onset of this agreement.

Agreed and Accepted April 16, 2008

/s/ Suzanne McNeary
Suzanne McNeary
Presidnet and Manager
NutraGenesis LLC

167 Main Street #200 ● Brattleboro ● Vermont 05:301 USA
Tel 002-257-5345 ● Fax 802-251-681 ● www.nutragerifiNisruitrifiofi.com